Press Release

ROMA FINANCIAL CORPORATION ANNOUNCES SECOND QUARTER 2013 EARNINGS

Robbinsville, New Jersey, August 9, 2013 – Roma Financial Corporation (NASDAQ GS: ROMA) (the “Company”), the holding company of Roma Bank and RomAsia Bank, announced today its results of operations for the three and six months ended June 30, 2013. For the three months ended June 30, 2013, the Company incurred a loss of $355,000 or $0.01 per common and diluted share, while net income for the six months then ended was $1.0 million or $0.03 per common and diluted share.   For the same periods of 2012, net income was $0.9 million and $2.3 million, respectively, or $.03 and $.08 per common and diluted share.

At June 30, 2013, the Company’s consolidated assets were $1.73 billion, compared to $1.81 billion at December 31, 2012.  Loans, before the allowance for loan losses, fell slightly to $1.03 billion, compared to $1.05 billion at the end of 2012, while deposits decreased to $1.41 billion from $1.48 billion at December 31, 2012.  Stockholders’ equity at the end of the quarter increased to $217.2 million, compared to $215.6 million at December 31, 2012.

“The loss in the quarter was a direct consequence of the loss incurred by Roma Bank from the previously disclosed check kiting scheme. The matter has been referred to the FBI and we will pursue any and all civil remedies to mitigate our loss,” commented Peter A. Inverso, President and CEO.

“This loss overshadowed improving loan quality which significantly lowered provisions for loan losses in both the quarter and six month period compared to the same time frames in 2012,” added Inverso.

He went on to say, “The reduction in assets primarily reflects a continuation of our strategy to carefully control our liquidity and scheduled repayments of loans exceeding new loan origination.  Mortgage refinancing activity has slackened and we have experienced a reduction in our mortgage origination staff.”

“Since the December announcement of the agreement to merge with Investors Bancorp, Inc., our management and staff have been working closely with its management and staff to ensure a smooth transition and assimilation of Roma Bank and RomAsia Bank into Investors Bank.   Consummation of the mergers is awaiting approval of the Federal Reserve Board.  The approvals of the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance have been received,” stated Inverso.

Shares of the Company began trading on July 12, 2006, on the NASDAQ Global Select Market under the symbol “ROMA”.

Roma Financial Corporation (NASDAQ:ROMA) is the holding company of Roma Bank, a community bank headquartered in Robbinsville, New Jersey, and RomAsia Bank headquartered in South Brunswick, New Jersey.  Roma Bank has been serving families, businesses and the communities of Central New Jersey for over 91 years with a complete line of financial products and services, and today Roma Bank operates branch locations in Mercer, Burlington, Camden and Ocean counties in New Jersey.  Visit Roma online at www.romabank.com or RomAsia Bank at www.romasiabank.com. RomAsia Bank has two branch locations in Middlesex County, New Jersey.

Forward Looking Statements

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company.  We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.